EXHIBIT 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE May 3, 2012	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS REPORTS FISCAL 2012 SECOND QUARTER FINANCIAL RESULTS

➢	Orders rose 15 percent to $136 million reflecting continued strong order momentum in the Test segment.

➢	Order backlog increased 15 percent year over year to a record high of $294 million.

➢	Revenue improved 14 percent year over year to $129 million.

➢	Company’s gross margin rose to 43.7 percent from 43.3 percent.

➢	EPS declined 9 percent due to higher investment spending, exceptional expenses and timing of Test backlog conversion

➢	Management affirms previous fiscal 2012 outlook for revenue growth in the mid to upper teens and EPS growth in the low to mid teens.

Eden Prairie, Minn., May 3, 2012 – MTS Systems Corporation (NASDAQ: MTSC) today reported fiscal 2012 second quarter financial results.

“MTS again produced double digit growth in revenue and orders, strong gross margins, and record backlog during the quarter against a backdrop of modest global economic growth. This demonstrates that we continue to be well positioned – both in terms of geographic markets and applications – to create and capitalize on above-average growth opportunities,” said interim Chief Executive Officer William V. Murray. “While revenue for the quarter improved 14%, it fell short of our internal forecasts due to timing of Test backlog conversion. The backlog conversion shortfall along with over $2.0 million of exceptional charges, and our planned investments to support growth resulted in EPS declining 9%. These investments are specifically aimed at reinforcing our geographic and application market strength, driving future revenue streams and better managing higher volumes, most notably in our Test segment. While these investments impacted our bottom line, we expect them to contribute to the long term growth of the company, and position us to deliver our total year outlook.”

Second Quarter Results

This marks the seventh consecutive quarter in which MTS’ orders exceeded $115 million. Orders totaled $135.6 million, a 15 percent increase net of 1 percent negative currency translation compared to the fiscal 2011 second quarter. Base orders, excluding orders >$5 million, rose 10 percent, reflecting global growth in Test. There was one large order (>$5 million) in the quarter totaling $5 million, compared to no large orders in last year’s second quarter. Test orders improved 20 percent on strong growth in Europe. Sensors orders declined 4 percent compared to the fiscal 2011 second quarter. Approximately half of the Sensors decline was due to currency. Backlog of $294 million is a record high, increasing 15 percent versus the prior year.

MTS News Release

Revenue was $129.0 million, up 14 percent compared to the year earlier, including 19 percent growth in Test, driven by higher beginning backlog, partially offset by a 1 percent decline in Sensors. The gross margin rate rose to 43.7 percent, up 0.4 percentage points compared to last year’s fiscal quarter, reflecting volume leverage and productivity in Test.

Income from operations totaled $17.2 million, 4 percent lower than the prior year, as higher operating expenses offset the strong gross margin. Operating expenses as a percentage of revenue increased 3 percent from a year ago to 30 percent. The $8.2 million increase in operating expenses was principally due to planned, near-term investments in research and development, as well as in strategic, productivity and compliance initiatives. Additionally, the previously mentioned exceptional expenses included currency related losses, severance charges, higher medical claims, and higher bad debt, all primarily in the Test segment. Net earnings were $0.69 per share, compared to $0.75 per share in the prior year.

Cash Position

Cash and cash equivalents at the end of the second quarter totaled $123.2 million, up from $103.7 million at the end of first quarter fiscal 2012. During the second quarter, operating activities generated cash of $17.1 million. The company paid $3.9 million in dividends and invested $4.4 million in capital expenditures. The company’s strong financial condition continues to provide MTS with the flexibility to invest in initiatives intended to enhance both top- and bottom-line financial performance.

Segment Results

Test Segment:

Murray added, “Orders, revenues and gross profit in our Test business all posted double-digit gains in the fiscal second quarter, but backlog conversion and expense timing limited these gains from flowing to earnings in the quarter. The investments we have made will moderate and we anticipate backlog conversion to revenue will improve in the second half of the year. This bodes well for the third quarter.” Total orders for the Test segment were $109.9 million, up 20 percent compared to the prior year. As noted above, current year orders included one large order of approximately $5 million. There were no large orders in the prior-year period. Excluding the large order this quarter, base orders increased 14 percent primarily driven by sales activity in the European ground vehicle and structures markets. Unfavorable currency translation negatively impacted orders by 1 percentage point. Backlog was a record high $279 million, 18 percent above the second quarter of fiscal 2011.

Revenue increased 19 percent to $102.9 million, reflecting higher beginning backlog and continued strength in short-cycle orders.

Gross profit was $41.4 million, an increase of $7.8 million, or 23 percent versus the prior year, and the gross margin rate was 40.2 percent, a rise of 1.5 percentage points. The higher gross margin rate reflects leverage from higher volume and productivity improvements.

Income from operations totaled $10.7 million, an increase of $0.8 million compared to the prior year, fueled by higher revenue and gross profit rate. Operating expenses rose by $7.0 million, primarily due to higher investment in research and development and strategic infrastructure investments to support growth. Operating expense as a percentage of revenue was 30 percent, up 3 percentage points compared to the prior year.

Sensors Segment:

Murray noted, “The Sensors segment continued to see gains in mobile hydraulics but some softness continued in the industrial markets, similar to the fiscal first quarter. The gross margin rate remained strong at 57.4 percent.” Orders were $25.7 million, a 4 percent decrease compared to the prior year.  Industrial market demand was down 6 percent, primarily due to weaker global demand in the wind, medical and food packaging markets. The mobile hydraulics market was up 7 percent, due to strength in the Americas. Unfavorable currency translation negatively impacted orders by 2 percentage points. Sequentially, Sensors orders increase 7%. Backlog decreased 13 percent to $16 million compared to the second quarter of fiscal 2011.

MTS News Release

Revenue declined 1 percent to $26.1 million, driven by a 2 percent unfavorable impact of currency translation.

Gross profit was $15.0 million, down $0.3 million, or 2 percent, and the gross margin rate was 57.4 percent, a decrease of 1.0 percentage point. The lower gross margin rate stemmed from unfavorable product mix. Income from operations was $6.5 million, a decrease of 19 percent, the result of lower gross profit and higher operating expenses. Operating expenses increased by $1.2 million, primarily due to higher spending in research and development as well as strategic and compliance initiatives.  Operating expense as a percentage of revenue was 32.5 percent, up 4.7 percentage points.

Outlook

Murray concluded, “The foundation of our business is strong, and we are building on it in the second half of fiscal 2012. As we look ahead, there are several reasons to be optimistic.  We enter the third quarter with record high backlog in Test, both base- and large-order strength in this segment, and a robust opportunity pipeline. The performance of our Sensors segment improved sequentially from the first quarter, which will help contribute to second-half momentum. Finally, the higher expenses as a percentage of revenue we incurred in the second quarter are expected to be back in the 26 to 27 percent range. Given these factors, we affirm our previously provided revenue growth outlook in the mid- to high-teens, with growth in earnings per share expected to be in the low to mid-teens.”

Second Quarter Conference Call

A conference call will be held on May 4, 2012, at 10 a.m. EDT (9 a.m. CDT).  Participants calling from the U.S. or Canada should call +1-888-490-2767 (Toll Free).  International participants, excluding Canada, should call +1-719-325-2262. The conference pass code is “3691436.” Telephone re-play will be available until 12 p.m. CDT, May 11, 2012. Call +1-719-457-0820 (Toll Free: +1-888-203-1112); and reference the conference pass code “3691436”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/Investor/index.htm. It will be available on May 8, 2012.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,003 employees and revenue of $467 million for the fiscal year ended October 1, 2011. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements.

MTS News Release

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: the Company’s significant international business; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business; difficulties obtaining the services of skilled employees; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; an adverse outcome of the ongoing government investigation and proceedings that results in fines, penalties, or an extended suspension or debarment; and increased governmental and regulatory scrutiny or negative publicity resulting from the current investigation. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,	April 2,	March 31,	April 2,
	2012	2011	2012	2011

Revenue	$129,019	$113,061	$262,716	$218,937
Cost of sales	72,629	64,154	147,613	123,358
Gross profit	56,390	48,907	115,103	95,579
Gross margin	43.7%	43.3%	43.8%	43.7%

Operating expenses:
Selling, general and administrative	33,123	27,480	63,328	52,550
Research and development	6,068	3,558	11,027	6,686
Total operating expenses	39,191	31,038	74,355	59,236

Income from operations	17,199	17,869	40,748	36,343
Operating margin	13.3%	15.8%	15.5%	16.6%

Interest expense, net	(212)	(323)	(418)	(750)
Other (expense) income, net	(399)	60	(422)	117

Income before income taxes	16,588	17,606	39,908	35,710
Provision for income taxes	5,431	5,798	13,212	10,613
Net income	$11,157	$11,808	$26,696	$25,097

Earnings per share:
Basic-
Earnings per share	$0.70	$0.77	$1.69	$1.63
Weighted average number of common shares outstanding - basic	15,906	15,430	15,793	15,367

Diluted-
Earnings per share	$0.69	$0.75	$1.67	$1.60
Weighted average number of common shares outstanding - diluted	16,106	15,838	15,969	15,682

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	March 31,	October 1,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$123,248	$104,095
Accounts receivable, net	89,011	82,510
Unbilled accounts receivable	54,976	54,554
Inventories	70,318	65,987
Other current assets	21,314	16,910
Total current assets	358,867	324,056

Property and equipment, net	58,270	56,252

Goodwill	16,210	16,027
Intangibles, net	24,864	25,843
Other assets	5,278	5,681
Total Assets	$463,489	$427,859

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-term borrowings	$40,282	$40,285
Accounts payable	28,453	27,794
Advance payments from customers	72,857	63,307
Other accrued liabilities	55,675	64,228
Total current liabilities	197,267	195,614

Other long-term liabilities	20,913	21,397
Total Liabilities	218,180	217,011

Shareholders' Investment:
Common stock, $.25 par; 64,000 shares authorized: 16,028 and 15,632 shares issued and outstanding as of March 31, 2012 and October 1, 2011, respectively	4,007	3,908
Additional paid-in capital	21,129	5,319
Retained earnings	204,092	185,332
Accumulated other comprehensive income	16,081	16,289
Total shareholders' investment	245,309	210,848
Total Liabilities and Shareholders' Investment	$463,489	$427,859

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Fiscal Months Ended
	March 31,	April 2,
Test Segment	2012	2011	% Variance

Orders	$109,923	$91,668	20%

Revenue	$102,913	$86,761	19%
Cost of Sales	61,520	53,204	16%
Gross profit	41,393	33,557	23%
Gross margin	40.2%	38.7%

Operating expenses	30,699	23,715	29%

Income from operations	$10,694	$9,842	9%

Sensors Segment

Orders	$25,710	$26,763	-4%

Revenue	$26,106	$26,300	-1%
Cost of Sales	11,109	10,950	1%
Gross profit	14,997	15,350	-2%
Gross margin	57.4%	58.4%

Operating expenses	8,492	7,323	16%

Income from operations	$6,505	$8,027	-19%

Total Company

Orders	$135,633	$118,431	15%

Revenue	$129,019	$113,061	14%
Cost of Sales	72,629	64,154	13%
Gross profit	56,390	48,907	15%
Gross margin	43.7%	43.3%

Operating expenses	39,191	31,038	26%

Income from operations	$17,199	$17,869	-4%